EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference of our report dated March 9, 2005, with respect to the consolidated financial statements and schedules of American Financial Group, Inc., American Financial Group, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of American Financial Group Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, in the Registration Statement (Form S-8) of American Financial Group, Inc. for the registration of 5,000,000 shares of Common Stock pertaining to the 2005 Stock Incentive Plan, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Cincinnati, Ohio
May 24, 2005